LICENSE AND TECHNOLOGY PURCHASE AGREEMENT
BETWEEN CORNING AND MULTICELL RELATING TO HEPATOCYTES

In this Agreement, Corning Incorporated, a New York corporation, having its principal place of business at One Riverfront Plaza, Corning, NY 14831 (hereafter “CORNING”), and Multicell Technologies, Inc., a Delaware corporation, having its principal place of business at 701 George Washington Highway, Lincoln, RI 02865 (hereafter “MULTICELL”), agree as follows:

Article 1 - Background

WHEREAS, MULTICELL owns exclusive rights, in the form of patents, trade secrets, know-how, information, documents, license agreements, inventory, and equipment related to the growth, use, and propagation of immortalized hepatocytes (the “Technology”);

WHEREAS, CORNING is interested in acquiring exclusive rights to the Technology as it relates to the use of immortalized hepatocytes as assay tools for drug discovery applications, including their use for performing ADME/Tox assays;

WHEREAS, CORNING intends to further develop and commercialize the Technology as set forth herein; and,

WHEREAS, MULTICELL is interested in licensing, selling, and transferring certain of its rights to the Technology as set forth herein to CORNING.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

Article 2 - Definitions

2.1	“CORNING Field” shall mean the use of the Technology as a drug discovery assay tool including the use of the Technology to perform ADME/Tox assays.

2.2	“Effective Date” shall mean the date upon which the last of the parties hereto signs this Agreement.

2.3	“1997 RIH-MULTICELL LICENSE” shall mean the exclusive license entered into between MULTICELL and Rhode Island Hospital dated November 25, 1997 and any amendments thereto listed in Attachment D hereto.

2.4
“Joint Field” shall mean the use of the Technology for the identification of therapeutic targets or biomarkers subject to the following limitations: (i) CORNING’s rights within the Joint Field shall be limited to the identification of biomarkers for the development of drug development assay tools; and, (ii) MULTICELL’s rights within the Joint Field shall be limited to the identification of therapeutic targets for drug development.

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2.5
“Licensed Product” shall mean a product, the manufacture, use, or sale of which would, absent this Agreement, infringe any valid claim included in any RIH Patent or MULTICELL Patents, or the manufacture, use or sale of which relies in whole or in part on some or all of the RIH Know-How or MULTICELL Know-How.

2.6
“Licensed Services” shall mean a service, the manufacture, use, or sale of which would, absent this Agreement, infringe any valid claim included in any RIH Patent or MULTICELL Patents, or the manufacture, use or sale of which relies in whole or in part on some or all of the RIH Know-How or MULTICELL Know-How.

2.7	“MULTICELL Field” shall mean all uses and applications of the Technology outside of the CORNING Field and the Joint Field.

2.8	“MULTICELL Know-How” shall mean only that know-how owned or otherwise acquired by MULTICELL directly related to the Technology and not part of the RIH-MULTICELL Licenses or MULTICELL Patents.

2.9
“MULTICELL Patents” shall mean only those Patents owned or otherwise acquired by MULTICELL listed in Attachment A hereto as well as all foreign counterparts and any patent issuing on the applications or continuations or divisions thereof, and reissues, reexaminations, or extensions of the patents.

2.10	“Net Sales Price” shall mean:

(a)
in any case where any Licensed Product is sold or commercially disposed of for value in any arm’s length sale to an independent third party, the gross invoice price for such Licensed Product, less the following permitted deductions to the extent that such items are reflected in the price charged and do not exceed reasonable and customary amounts in the country in which the transaction occurs: (1) trade and quantity discounts or rebates actually taken or allowed; (2) credits or allowances given or made for rejections or return of any previously sold Licensed Product actually taken or allowed; (3) any tax or government charge (including any tax levied with respect to income) levied on the sale, transportation or delivery of the Licensed Product and born by the seller thereof; (4) any charges for freight or insurance billed to the final customer; and (5) other costs directly and exclusively related to making sales of (as opposed to producing) the Licensed Product, in an amount not to exceed 5% of Net Sales Price.

(b)
in any case where any Licensed Product is sold, leased or otherwise commercially disposed of (including, without limitation, disposition in connection with the delivery of other products or services) in a transaction that is not an arm’s length sale to an independent third party, the greatest of: (1) the Net Sales Price for such transaction determined as provided in (a) above or (2) if there has been any arm’s length sale of a similar Licensed Product to an independent third party, the Net Sales Price, determined as provided in (a) above, for the most contemporaneous such sale or (3), if there has been no such arm’s length sale, the gross sale asking price for the Licensed Product.

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For clarity, Net Sales Price relates to sales made by CORNING or CORNING’s sublicensees and specifically excludes sales made by MULTICELL under Article 4.1.

2.11	“Party” and “Parties” shall refer to CORNING and MULTICELL, individually and collectively, respectively.

2.12	“RIH” shall mean Rhode Island Hospital.

2.13	“RIH Know-How” shall mean all know-how licensed to MULTICELL under the RIH-MULTICELL Licenses.

2.14	“RIH-MULTICELL Licenses” shall mean each of the 1997 RIH-MULTICELL LICENSE and the 2003 RIH-MULTICELL LICENSE.

2.15
“RIH Patents” shall mean all Patents licensed to MULTICELL under the RIH-MULTICELL Licenses and listed in Attachment B hereto as well as all foreign counterparts and any patent issuing on the applications or continuations or divisions thereof, and reissues, reexaminations, or extensions of the patents.

2.16	“2003 RIH-MULTICELL LICENSE” shall mean the exclusive license entered into between MULTICELL and Rhode Island Hospital dated December 9, 2003 and any amendments thereto listed in Attachment D hereto.

2.17
“Term” shall be from the Effective Date hereof to the date of expiration of the last to expire MULTICELL Patents, or the expiration of the term of last to expire of the RIH-MULTICELL Licenses, whichever is longer.

2.18	“Trademarks” shall mean any and all MULTICELL trademarks, trade names or trade dress (registered or not) associated with the Technology within the CORNING Field.

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Article 3 - Grant from MULTICELL to CORNING

3.1
MULTICELL hereby grants to CORNING during the Term and within the CORNING Field: (i) an irrevocable exclusive worldwide license to develop, have developed, make, have made, import, have imported, use, sell and offer to sell Licensed Products and Licensed Services under the MULTICELL Patents and MULTICELL Know-How; and, (ii) an exclusive worldwide sublicense to develop, have developed, make, have made, import, have imported, use, sell and offer to sell Licensed Products and Licensed Services under the RIH Patents and RIH Know-How. This license and sublicense shall include the unrestricted right to grant sublicenses within the CORNING Field provided that any sublicense contains relevant binding payment obligations to RIH as contained in each of the RIH-MULTICELL Licenses and any amendments made thereto as of the Effective Date.

3.2
MULTICELL hereby grants to CORNING during the Term and within the Joint Field: (i) an irrevocable non-exclusive worldwide license to develop, have developed, make, have made, import, have imported, use, sell and offer to sell Licensed Products and Licensed Services under the MULTICELL Patents and MULTICELL Know-How; and, (ii) a non-exclusive worldwide sublicense to develop, have developed, make, have made, import, have imported, use, sell and offer to sell Licensed Products and Licensed Services under the RIH Patents and RIH Know-How. This license and sublicense shall include the unrestricted right to grant sublicenses within the Joint Field provided that any sublicense contains relevant binding payment obligations to RIH as contained in the RIH-MULTICELL Licenses and any amendment made thereto as of the Effective Date.

3.3
MULTICELL grants to CORNING for perpetuity, a, irrevocable worldwide, non-exclusive license under the Trademarks for use in conjunction with Licensed Products, Licensed Services and any other commercial endeavor related to CORNING’s use of the Technology. This license shall include the unrestricted right to grant sublicenses.

3.4	CORNING shall have no rights within the MULTICELL Field. Nothing in this Agreement shall limit MULTICELL’s rights within the MULTICELL Field.

Article 4 - Grant from CORNING to MULTICELL

4.1
CORNING hereby grants to MULTICELL during the Term, under MULTICELL Patents, MULTICELL Know-How, RIH Patents, and RIH Know-How, within the CORNING Field, a limited non-exclusive worldwide license to make, have made, use, and sell products and services under the Patents and Know-How. This license shall be limited in scope to only allow MULTICELL to service and renew its present agreements (as defined in Attachment C), that exist between MULTICELL and Eisai, Bristol Meyers Squibb, and Pfizer. This license shall also allow MULTICELL to use the Technology for advancement of its therapeutic product candidates including but not limited to, the use of the Technology for performing ADME/Tox assays. This license shall not include the right to grant sublicenses. To the extent RIH Patents or RIH Know-How is required to provide products or services under this limited license as a result of which the payment of royalties or other monies may be due to RIH, MULTICELL shall be wholly responsible for making royalty payments directly to RIH as may be required by the RIH-MULTICELL Licenses. Nothing is this Article is intended to limit CORNING’s right to sell, service or sublicense any entity (including those identified above) within the CORNING Field.

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4.2
CORNING assumes no obligation or responsibility under the agreements listed in Attachment C. MULTICELL shall defend, indemnify and hold harmless Corning from any claims, losses, damages, demands, judgment or penalties that may arise from or otherwise relate to the agreements identified in Attachment C.

4.3
Should MULTICELL wish to engage a third party subcontractor to perform all or any portion of its obligations under one or more of the agreements identified in Attachment C (by utilizing the “have made” right from the limited grant-back license under Article 4.1), MULTICELL shall request in writing approval from CORNING, such approval shall not be unreasonably withheld by CORNING, and such request shall be answered within fifteen (15) business days following receipt by CORNING. In the event CORNING does not respond to MULTICELL’s request within fifteen (15) business days, MULTICELL shall be free to enter into said “have made” agreement. In such request, MULTICELL shall provide CORNING with the name of the prospective third party as well as evidence that the third party is under obligations of confidentiality no less restrictive than those established between CORNING and MULTICELL to protect the licensed MULTICELL Know-How and RIH Know-How. The request shall be addressed to Dr. Joydeep Lahiri, or current Research Director, Biochemical Technologies.

Article 5 - Physical Asset Acquisition

5.1	Upon execution of this Agreement, MULTICELL shall transfer all right, title, and interest, including ownership interest, in each of the following to CORNING:

(a)	Sixty-seven percent (67%) of the inventory of immortalized Fa2N-4 human hepatocyte cells used by MULTICELL for sale as part of its ADME/Tox kit.

(b)
Copies of all scientific notebooks, media formulations, manufacturing procedures, quality control and quality assurance procedures, raw material, WIP, finished goods inventories, and customer lists in the possession or control of MULTICELL that may be necessary for CORNING to practice Technology within the CORNING Field. CORNING shall be responsible for producing these copies. If for whatever reason, it is necessary for MULTICELL to produce the copies, the cost of providing copies of all such material be at the sole expense of CORNING and shall not exceed customary market prices for copying services, as provided by vendors such as Kinko’s.

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(c)	The equipment listed in Attachment E.

5.2	Other Cell Lines. MULTICELL and CORNING agree to divide MULTICELL’s remaining cell line inventory not divided according to the terms set forth in Section 5.1(a) herein on an equal basis.

Article 6 - Transition Period

6.1
At CORNING’s request, MULTICELL agrees to maintain its existing Rhode Island facility at 701 George Washington Highway, Lincoln, RI 02865 for up to four (4) months from the Effective Date (“Transition Period”) to allow CORNING an opportunity to package and ship the assets listed in Article 5 to a CORNING designated facility. At no time during the Transition Period shall CORNING undertake any other activity within MULTICELL’s Rhode Island facility other than the packaging and shipping of the assets listed in Article 5 to a CORNING designated facility.

6.2	During the Transition Period, MULTICELL shall retain all responsibility for costs and obligations associated with maintaining the Rhode Island facility including utilities, insurance, rent, etc.

6.3
During the Transition Period and prior to CORNING’s initiation of packing activities, MULTICELL shall assume all responsibility for the assets listed in Article 5, including risk of loss, during the storage of the subject assets at MULTICELL’s Rhode Island facility. Once CORNING initiates packaging activities with respect to any individual asset, it shall take physical possession of that asset and assume all responsibility including risk of loss during the packaging and transport of the respective asset from MULTICELL’s Rhode Island facility to CORNING’s designated facility.

6.4
The Transition Period is considered to be complete once all of the specified assets listed in Article 5 have been loaded into CORNING provided shipping containers and transport vehicles by CORNING employees, consultants, contractors or agents (hereinafter “CORNING Personnel”). Notwithstanding the foregoing, the Transition Period shall not exceed four (4) months in duration unless otherwise mutually agreed to in writing by the Parties.

6.5
CORNING Personnel shall have access to MULTICELL’S Rhode Island facility throughout the Transition Period only during MULTICELL’S normal business hours. All CORNING Personnel shall (i) comply with all MULTICELL Rhode Island facility safety and workplace regulations, (ii) inform MULTICELL’s Rhode Island facility Office Manager upon entry to and departure from the facility, and (iii) at all times conduct themselves in a professional manner similar to if they were working at a CORNING facility. In the event CORNING Personnel are injured while working at MULTICELL’s Rhode Island facility during the Transition Period, CORNING shall be solely responsible for, and shall indemnify and hold MULTICELL harmless against, any and all claims of Worker’s Compensation or any other claims resulting from injuries sustained by CORNING Personnel while at MULTICELL’s Rhode Island facility.

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6.6
MULTICELL shall support and assist CORNING during the Transition Period in order to effectuate a timely and ordered transition, provided however, such support and assistance shall not include MULTICELL providing packaging and shipping materials, or providing its personnel to assist with the physical packaging and shipping of the assets listed in Article 5.

Article 7 - Consideration

7.1
In consideration of the licenses granted in Article 3, CORNING shall pay to MULTICELL (i) three hundred and seventy -five thousand U.S. Dollars (US $375,000) upon execution of this Agreement, and (ii) an additional three hundred and seventy -five thousand U.S. Dollars (US $375,000) upon the completion of the Transition Period.

7.2
In accordance with MULTICELL’s obligations under each RIH-MULTICELL License, CORNING shall pay to Rhode Island Hospital a royalty as a percentage of the Net Sales Price according to the terms and conditions set forth in the RIH-MULTICELL Licenses. In addition, CORNING hereby agrees (i) to be bound by the following Sections of the 1997 RIH-MULTICELL LICENSE: 3.2, 3.3, 3.4, 3.5, 4.2, 5.1 and 6.1 and (ii) to be bound by the following Sections of the 2003 RIH-MULTICELL LICENSE: 3, 4.4, 4.5, 4.6, 6.1, 6.2, 6.3, 9 and 11. CORNING assumes no obligations under the RIH-MULTICELL LICENSES which precede the Effective Date.

7.3
MULTICELL shall defend, indemnify and hold harmless Corning from any and all claims that may be asserted by Rhode Island Hospital arising from or otherwise related to the RIH License, other than claims for royalties owed arising from Corning’s sale of Licensed Products and Licensed Services but only to the extent specifically calculable pursuant to Article 7.2.

7.4
For the sale of the assets referenced in Article 5.1 and 5.2 and listed in Attachment E, CORNING shall pay to MULTICELL $69,837.50. Fifty percent (50%) of this amount shall be due upon execution of this Agreement, and the remainder due upon the conclusion of the Transition Period.

7.5
CORNING shall pay to MULTICELL, a monthly fee of $25,000 (“Transition Fee”) for MULTICELL to maintain the Rhode Island facility during the Transition Period. The first month of the Transition Period shall begin on the Effective Date, and the Transition Fee payment shall be due and payable NET 15 days after receipt by Corning of Multicell’s Transition Fee invoice for the respective prior period. There is no requirement that CORNING utilize the facility for all four (4) months, and CORNING is obligated to pay MULTICELL the Transition Fee for only so long as the Transition Period lasts. In any month where the Transition Period does not constitute an entire month, the Transition Fee paid by CORNING shall be prorated and paid on a daily basis for said month.

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Article 8 - Term and Termination

8.1	This Agreement shall be effective on the Effective Date and shall last for the Term.

8.2
This Agreement may be terminated by either party, if the other party materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to the breaching party stating the grounds therefore. The party receiving the notice shall have ninety (90) days thereafter to correct such breach. If such breach is not corrected within said ninety (90) days after notice as aforesaid, then this Agreement shall automatically terminate.

8.3
The following Articles of this Agreement shall survive the expiration or earlier termination of this Agreement for any reason whatsoever: Articles 2.1 through 2.18, Article 4.2, the indemnification right/obligation set forth in Article 7.2; Articles 9.1, 9.2 and 9.3, and Articles 14.2 through 14.13.

Article 9 - Warranty

9.1
MULTICELL represents and warrants that it owns or controls the exclusive right to the Technology, that it has been duly and properly authorized and empowered to enter into this Agreement, that it is not a party to any existing assignments, grants, licenses, encumbrances, obligations or agreements, written or oral, inconsistent with this Agreement that would impede CORNING’s right to practice the Technology as and to the extent anticipated in this Agreement, or that would impede MULTICELL’s ability to fully perform all obligations assumed by it in this Agreement; that it has good and marketable title to the assets referenced in Articles 5.1(a), 5.1(b), 5.1(c) and 5.2 free and clear of all liens, claims, charges or other encumbrances; and that it has no actual knowledge of the invalidity or unenforceability of any patent or patent claim in MULTICELL Patents or RIH Patents. MULTICELL shall defend, indemnify and hold harmless CORNING from any and all damages, liabilities, costs or other expenses that CORNING may suffer or incur as a result of breach of any representation or warranty provided by MULTICELL in this Article 9.1.

9.2
Other than as provided in Article 9.1, neither MULTICELL nor CORNING make, and hereby specifically disclaim, any representations or warranties of any kind, whether express or implied, with respect to the MULTICELL Patents and RIH Patents including, but not limited to, warranties of merchantability, fitness for a particular purpose, validity of, or that the use of said patents or the Licensed Product or the Licensed Services will not infringe the intellectual property of any third party.

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9.3
CORNING represents and warrants that it has been duly and properly authorized and empowered to enter into this Agreement, that it is not a party to any existing assignments, grants, licenses, encumbrances, obligations or agreements, written or oral, inconsistent with this Agreement. CORNING shall defend, indemnify and hold harmless MULTICELL from any and all damages, liabilities, costs or other expenses that MULTICELL may suffer or incur as a result of breach of any representation or warranty provided by CORNING in this Agreement.

Article 10 - Patent Prosecution and Maintenance

10.1
MULTICELL shall be fully responsible for payment of maintenance fees for MULTICELL Patents and RIH Patents. To the extent prosecution is ongoing for any of the subject patents, MULTICELL shall control such strategy. However, should CORNING’s rights hereunder be materially affected by such strategy, MULTICELL agrees to inform CORNING in an advanced writing of the issue and shall allow CORNING to provide assistance and input. No reasonable input shall be withheld. Any expenses and costs associated with the prosecution and maintenance of the subject patents shall be paid by MULTICELL.

10.2	Should MULTICELL elect to forego maintenance payments or abandon prosecution under any of the MULTICELL PATENTS, it shall first notify CORNING thirty (30) days in advance of such relinquishment of rights so that CORNING may elect to assume payments or prosecution. In such case, MULTICELL shall assign all rights to such MULTICELL Patents to CORNING and CORNING shall assume all costs and decisions with respect to such patents.

10.3	Should MULTICELL elect to forego maintenance payments or abandon prosecution under any of the RIH PATENTS, it shall first notify CORNING thirty (30) days in advance of such relinquishment of rights so that CORNING may elect to assume payments or prosecution. In such case, MULTICELL shall assign all rights to such RIH Patents under the RIH-MULTICELL License to CORNING and CORNING shall assume all costs and decisions with respect to such RIH Patents.

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Article 11 - Assignment

11.1
This Agreement may not be assigned, pledged, encumbered or transferred without the written approval of the other Party except that either Party may assign the Agreement and all rights and obligations hereunder (i) in conjunction with the sale of substantially all of the assets of their corporation or the respective business associated with this Agreement, or (ii) to an affiliate or majority owned subsidiary of the Party.

Article 12 - Enforcement/Improvements

12.1
Enforcement. In the case of any infringement of any MULTICELL Patent or RIH Patent or any violation of any other intellectual property right contained in the CORNING Field by any third party (an “Infringer”) during the Term of this Agreement, CORNING shall have the right but not the obligation, at CORNING’s expense, to cause such third party to cease such infringement and to otherwise enforce such patents or such other intellectual property right. MULTICELL shall assist as reasonably requested, at CORNING’s expense, in taking any such action against any such Infringer including joining as a party to a suit. Any amount recovered as a result of any action taken by CORNING hereunder shall be retained by CORNING. This paragraph shall survive the termination or expiration of this Agreement.

12.2
Improvements. Each Party shall be the sole owner of their own improvements to the Technology made after the Effective date and no license to such improvements shall convey to the other Party. As an example, it is recognized that biomarkers can evolve into therapeutic targets and that therapeutic targets can evolve into biomarkers, and therefore, either party will have sole rights to evolve their proprietary biomarkers or drug targets within the Joint Field into the other.

Article 13 -Non-Compete

13.1
Non-Compete. Multicell is aware that CORNING intends to hire as CORNING employees two (2) former employees of MULTICELL who have certain expertise in growing, using and proliferating the cell lines of interest in this transaction. Due to the unique skills possessed by these individuals, MULTICELL hereby agrees not to extend any offer of employment to Dr. Ron Faris or Dr. Jin Liu for a period of three (3) years after the Effective Date.

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Article 14 - Miscellaneous

14.1	A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

14.2
MULTICELL and CORNING agree to maintain the financial terms, but not the existence of this Agreement, in confidence except as (a) may be required by either Party to enforce any provision of this Agreement, (b) as otherwise may be ordered by a court of competent jurisdiction, (c) as may be necessary in connection with financial and legal reporting activities, or (d) as may be necessary for disclosure to a potential purchaser of all or a portion of the assets associated with the Party’s business to which this Agreement relates (in such instance, the disclosure shall be made only under terms of a confidentiality agreement). Should a Party need to make a disclosure under (a)-(c) above, that Party shall provide notice to the other Party at least fifteen (15) days prior to such disclosure.

14.3	Nothing herein shall be deemed to create an agency, joint venture, or partnership relation between the Parties.

14.4
With the exception of the NDA entered into between the Parties on March 2, 2007, this Agreement constitutes the entire agreement and understanding of the Parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings and agreements between the Parties concerning the subject matter hereof. Neither Party shall be bound by any definition, condition, warranty, right, duty, or covenant other than as expressly stated in this Agreement, or as subsequently set forth in a written document signed by both Parties. Each Party expressly waives any implied right or obligation regarding the subject matter hereof.

14.5
This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of New York (excluding conflict of laws) and the United States and exclusive jurisdiction for any litigation proceedings arising under or otherwise related to this Agreement shall be in Federal District Court located in the Western District of New York.

14.6	This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

14.7
Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

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14.8
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, and the term “including” or “includes” means including, without limiting the generality of any description preceding that term. The wording of this Agreement shall be deemed wording mutually chosen by the parties and no rule of strict construction shall be applied against either party.

14.9
Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement held unenforceable or in conflict with law affects consideration to either Party, the Parties agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

14.10
Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the non-performing or delayed Party, including but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods, provided the non-performing or delayed Party provides to the other Party written notice of the existence and the reason for such nonperformance or delay. The nonperformance or delay of a Party in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement by written notice to the non-performing or delayed Party.

14.11	(a)
Except as contemplated in Article 4.3, any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either Party hereto by the other Party shall be in writing and delivered or sent to:

CORNING:	Corporate Secretary Corning Incorporated One Riverfront Plaza Corning, NY 14831

With a copy to:	IP Agreement Coordinator Corning Incorporated IP Department SP-TI-03-01 Corning, NY 14831

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MULTICELL:	President & CEO Multicell Technologies, Inc. 701 George Washington Highway Lincoln, RI 02865

Each Party may change its address for purposes of this Agreement by written notice to the other Party.

(b)
All notices or other communications shall be deemed duly served and given on the date when personally delivered to the Party to whom it is directed, when transmitted electronically by telex or facsimile, or when deposited in the United States mail, first class, postage prepaid, and addressed to the Party at the address in Article 14.11 (a).

14.12	This Agreement shall be executed by each Party in duplicate originals, each of which shall be deemed an original, but both originals together shall constitute only one and the same instrument.

14.13
Attached hereto as Attachment F is a letter of mutual understanding between RIH, MULTICELL, and CORNING. CORNING and MULTICELL each acknowledge and agree that, in consideration of the execution and delivery of the letter of mutual understanding by RIH, which letter is acknowledged and agreed to be of benefit to both CORNING and MULTICELL and to be executed by RIH in reliance upon its status as a third-party beneficiary hereunder, RIH shall be a third-party beneficiary of CORNING’s covenants and agreements contained in Section 7.2, and shall have the right at its option to enforce such covenants and agreements directly on its own behalf in the event of any breach by CORNING.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate on the signature page hereof.

CORNING INCORPORATED	MULTICELL TECHNOLOGIES, INC.

By:	By:
Stephen Chang, Ph.D.

Title:	Title:	President & CEO

Date:	Date:

Sponsor: P. Grittner

Accepted and approved solely for purposes of Section 14.13:

RHODE ISLAND HOSPITAL

By:

Name:

Title:

ATTACHMENT A
MULTICELL PATENTS

Title	Country / Region	Serial Number
Use of cell lines to produce active therapeutic proteins	United States	10/574,167
	Australia	2004280238
	Canada	2,541,380
	Europe	04794573.8
	Israel	174787
	Japan	2006-534388
	India	1195/KOLNP/2006
	Singapore	200602287-5
	World	PCT/US2004/033260

Immortalized Hepatocytes	United States	10/574,163
	Australia	2004322811
	Canada	2550452
	Europe	04794437.6
	Japan	2007-506132
	Singapore	200602290-9
	World	PCT/US04/33091

Immortalization of Hepatocytes Using a Virus	World	WO 2006/041488 A1

ATTACHMENT B
RIH PATENTS

Title	Country / Region	Serial Number
Isolation and culture of Porcine Hepatocytes	United States	6,017,760
	Europe	96928928.9
	World	PCT/US96/133395

Immortalized Hepatocytes	United States	5,869,243
	United States	6,107,043
	Canada	2247939
	Europe	97908020.7
	World	PCT/US97/03430

Liver Stem Cell	United States	6,129,911
	United States	6,872,389
	United States	09/743,544
	Canada	2336958
	Europe	99935488.9
	Japan	2000-559223
	World	PCT/US99/15625

ATTACHMENT C
PFIZER, BMS, AND EISAI AGREEMENTS

ATTACHMENT D
RIH-MULTICELL LICENSES,
AMENDMENT 1; AMENDMENT 2

ATTACHMENT E
EQUIPMENT LIST

MCT #			Model #	Serial #
E	98-7	Corning Hot Plate	PC 101	L-113-6
E	98-13	Precision Water Bath	188	10AZ-6
E	98-20	Glas-Col Tissue Homogenizer		264611
E	98-35	Corning PH Meter	430	3616
E	98-39	Hybaid Hybridization Oven	H-9360	7A040006-1
E	98-40	Whatman Ultrasonic Processor	GE50T	16625D
E	98-52	Zeiss Fluorescent Microscope	Axiovert 10
E	98-53	Lindberg Blue M Water Bath	WB-1120A	9306-15
E	98-58	Precision Convection Incubator		9207-012
E	98-60	IEC Tabletop Centrifuge	IM221	5361
E	98-99	Bio-Rad Power Supply	1000/500	10295
E	98-125	Bio-Rad Power Supply	PowerPac 300	282BR09153
E	98-129	BioRad Mini Protean II Cell		125BR075757
E	98-130	BioRad Mini Trans Blot Cell		153BR26100
E	00-137	Fisher Stirrer		005N0690
E	00-138	Fisher Stirrer		005N0747
E	00-140	Eppendorf Microcentrifuge	5415C	93862
E	00-153	Kenmore -20 Upright Freezer
E	00-162	Fisher Stirrer / Hotplate		904N1197
E	00-165	Watson Marlow TPM Pump		03643410P0
E	00-170	Eppendorf Microcentrifuge	5415D	22709
E	00-175	Fisher Electrophoresis System	FBSBR2025
E	00-180	Transilluminator	FBTI-614	001N0089
E	00-181	Electrophoresis Analysis System	EDAS-290	ETK01901899
E	00-182	Electrophoresis Analysis System	EDAS-290	EKT02703617
E	04-185	Glas-Col Rotator		391696
E	04-186	Biorad SmartSpec Spectrophotometer		273 BR 01856
E	04-187	MJ Research DNA Cycler		AL074819
E	05-194	Forma Orbital Shaker
E	05-199	Sanyo Cell Culture Incubator	MCO-20AIC	600100867

ATTACHMENT F
RHODE ISLAND HOSPITAL, MULTICELL TECHNOLOGIES, CORNING
LETTER OF MUTUAL UNDERSTANDING